Exhibit 10.2

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of November 29, 2017 (the “Effective Date”), by and among Attis Innovations, LLC, a Georgia limited liability company (“Buyer” or “Purchaser”), Meridian Waste Solutions, Inc., a New York corporation (“Parent”), David Winsness, a resident of Georgia (“Winsness”), Forrest Dahmes, a resident of Minnesota (“Dahmes”), Michael Riebel, a resident of Minnesota (“Riebel”), and Robert Montgomery, a resident of Massachusetts (“Montgomery”) (collectively the “Sellers” and each individually sometimes a “Seller”). Buyer, Parent and the Sellers are referred to collectively herein as the “Parties” and each a “Party.”

BACKGROUND FACTS

Sellers own all legal and beneficial right, title and interest in and to all of the issued and outstanding membership interests of Advanced Lignin Biocomposites LLC, a Minnesota limited liability company (the Company”).

The Company owns and operates an innovations business focused on providing low cost, high performing materials from lignin (the “Business”).

Buyer desires to purchase and acquire from Sellers all of the issued and outstanding membership interests (the “Membership Interests”) of the Company, and Sellers desire to sell all of the issued and outstanding membership interests of the Company to Buyer, all in accordance with the terms and conditions set forth in this Agreement.

Parent as the sole shareholder of Buyer will be materially benefitted from Sellers’ performance of their obligations hereunder, and as such has agreed to be bound by certain terms of this Agreement.

RECITAL OF CONSIDERATION

Now, therefore, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1
DEFINITIONS AND USAGE

1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement have the meanings set forth in Schedule 1.1.

1.2 Interpretation and Usage. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes the other gender and the neuter, as applicable; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or any Exhibit or Schedule attached hereto; (g) “including” (and with correlative meaning “include” and “includes”) means including, without limiting the generality of any description preceding such term, and will be deemed to be followed by the words “without limitation”; (h) Section headings are provided for convenience of reference only and will not affect the construction or interpretation of any provision hereof; (i) any references to “Section”, “Schedule” or “Exhibit” followed by a number or letter or combination of the two refers to the corresponding Section, Schedule or Exhibit of or to this Agreement; (j) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (k) references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

1.3 Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party will not apply to any construction or interpretation hereof.

1.4 Incorporation by Reference. The Parties agree that the Background Facts set forth above are true and correct and are hereby incorporated herein by this reference.

Section 2
PURCHASE OF THE MEMBERSHIP INTERESTS FROM THE SELLERS

2.1 Purchase and Sale of Membership Interests. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, all of the membership interests in the Company, free and clear of all Liens (the “Membership Interests”), for the consideration specified in Section 2.2.

2.2 Consideration.

a.	Amounts paid to Dahmes and Winsness.

(i) For and in consideration of the sale, assignment, transfer and conveyance of the Membership Interests by Sellers, at the election of the Sellers, in their sole discretion, either (a) Parent will issue to the Dahmes and Winsness Eight Hundred Thousand (800,000) shares of Common Stock (the “Purchase Price Shares”) or (b) Buyer shall pay to Dahmes and Winsness in cash One Million Fifty Six Thousand and no/100ths Dollars ($1,056,000.00) (the “Deemed Aggregate Value”). Such election by the Dahmes and Winsness shall be unanimous, shall be in writing, executed by both Dahmes and Winsness and will be delivered to the Buyer at Closing. If issued, the Purchase Price Shares will have a deemed value of $1.32 per share (the “Deemed Value Per Share”), and the Purchase Price Shares shall be allocated and issued as follows: Four Hundred Thousand (400,000) Purchase Price Shares to Winsness; Four Hundred Thousand (400,000) Purchase Price Shares to Dahmes. If Dahmes and Winsness elect for such consideration to be paid in the form of cash, such payment will be made at Closing, and distributed as follows: Five Hundred Twenty Eight Thousand and no/100ths Dollars ($528,000.00) to Winsness; Five Hundred Twenty Eight Thousand and no/100ths Dollars ($528,000.00) to Dahmes.

(ii) If (A) if as of the first anniversary of the Closing, either Dahmes or Winsness have sold any of the Purchase Price Shares in the Parent’s principal trading market and in connection therewith has sought in good faith to sell the Purchase Price Shares at the highest price reasonably available, in accordance with applicable securities laws, and (B) the gross proceeds from such sale of the Purchase Price Shares is less than $4.00 per share (the “Per Share Stock Consideration”), then Dahmes or Winsness, as applicable, may at any time within thirty days after the first anniversary of the Closing deliver to the Parent a reconciliation statement showing the gross proceeds actually received by the Seller from the sale of the Purchase Price Shares and the number of Purchase Price Shares sold (the “Per Share Sale Reconciliation”) and, upon receipt of the Sale Reconciliation, the Parent shall immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Dahmes or Winsness, as applicable, equal to the value of the amount by which the Per Share Stock Consideration multiplied by the number Purchase Prices Shares sold exceeds the gross proceeds in accordance with the Sales Reconciliation (the “Reconciliation Shortfall Amount”), based on the VWAP of the Common Stock as of the last Trading Day preceding the first anniversary of the Closing. Failure by Dahmes or Winston to deliver the Per Share Reconciliation to Parent within thirty (30) days after the first anniversary of the Closing shall constitute a waiver by such individual of any rights under this Section 2.2(a)(ii).

(iii) if as of the last Trading Day preceding the first anniversary of the Closing, the VWAP of any original Purchase Price Shares still owned by Dahmes or Winsness is less than the Per Share Stock Consideration, then, the Parent shall immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Dahmes or Winsness, as applicable, equal to the value of the amount by which the Per Share Stock Consideration multiplied by the number original Purchase Prices Shares then owned by Dahmes or Winsness, as applicable, exceeds the per share VWAP of the Common Stock as of the last Trading Day preceding the first anniversary of the Closing (the “First Anniversary Shortfall Amount”).

(iv) In the event additional Common Stock is required to be issued as described above, Parent shall, within three (3) Business Days following its receipt of the Per Share Sale Reconciliation or the first anniversary of the Closing, as applicable, cause its transfer agent to issue and deliver certificates representing such additional shares of Common Stock to Dahmes and/or Winsness, as applicable. Notwithstanding the foregoing, Parent may, in its sole discretion, at any time following a Per Share Sale Reconciliation or the first anniversary of the Closing, as applicable, repay any Reconciliation Shortfall Amount or First Anniversary Short Fall Amount in cash in lieu of issuing shares pursuant to Sections 2.2a.(ii) or (iii).

(v) Parent hereby grants to the Dahmes and Winsness, for any shares of Common Stock issued pursuant to this Section 2.2.a., registration rights on Form S-3, S-1 or such other form as may be applicable pursuant to the Securities Act, which the Parent shall file with the Securities Exchange Commission (the “SEC”) as soon as shall be reasonably practicable and the Parent shall respond to all SEC comments and correspondence as soon as shall be reasonably practicable. Except as provided herein, the Parent shall pay all expenses in connection with all registration of shares of the Common Stock. Notwithstanding the foregoing, each of the Parent and the Seller shall be responsible for its own internal administrative and similar costs, which shall not constitute registration expenses.

b. Employment and Consultant Agreements. As further consideration for the transfer, sale, assignment and conveyance of the Membership Interests, Buyer shall enter into employment agreements and consulting agreements with Sellers as set forth in Section Six hereof.

The Parties agree that the mutual consideration as set forth herein passing between the parties is adequate and fair.

2.3 Closing Date. Unless Buyer and Sellers otherwise agree, the purchase and sale of the Membership Interests will take place by facsimile transmission or by electronic mail in PDF format of all required documents (with the original executed documents to be delivered by overnight courier) to the offices of Richard J. Dreger, located at 11660 Alpharetta Highway, Building 700, Suite 730, Roswell, Georgia 30076, and will occur within at least five Business Days after satisfaction of the required conditions as set forth in this Agreement (“Closing Date” or “Closing”). At Closing, all of Sellers’ right, title and interest in and to the Membership Interests and in any such right, title or interest that Sellers may have or had with respect to the Business will be transferred and conveyed to Buyer free and clear of all Liens.

2.4 Payment of Current Liabilities; Retained Liabilities.

(a) Schedule 2.4 (to be updated immediately prior to Closing) lists, in each case to the extent applicable: (i) the amount of the aggregate Indebtedness of the Company outstanding on the Closing Date all of which is to be paid at the Closing together with all prepayment penalties and costs incurred or to be incurred in connection with the repayment of any such Indebtedness; (ii) the aggregate amount of all undischarged judgments against the Company; (iii) the aggregate amount of all obligations secured by Tax liens against the Company, (iv) the total of the aggregate mortgage debt secured by, and the judgment liens encumbering, and the federal Tax liens filed against, any of the Assets, including the Properties, (v) the amount of any and all Liabilities or obligations of the Company pursuant to any employment Contract, severance agreement or Contract, any bonus program or plan, all Employee Benefit Plans and all other employee benefit plans and other employee benefits, and any Liability relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for the current or former employees of the Company; (vi) any Liability arising out of or relating to services performed by the Company in connection with the Business before the Closing Date; (vii) any Liability under the Company Contract that arises after the Closing Date out of or relating to any Breach or other action that occurred before the Closing Date; (viii) any Liability under any Excluded Contract; (ix) any Liability for Taxes including (A) any Taxes relating to or arising as a result of the operation of the Business prior to the Closing Date, (B) any Taxes that will arise as a result of the sale of the Membership Interests pursuant to this Agreement and (C) any deferred Taxes of any nature; (x) any Environmental, Health and Safety Liability arising out of or relating to the operation of the Business and the operation and occupation of the Properties or the leasing, ownership or operation of any Asset; (xi) (A) any Liability under any employment, severance, retention or termination agreement with any employee of the Company, (B) any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer; and (C) any Liability to indemnify, reimburse or advance amounts to any officer, director, member, manager, employee or agent of the Company; (xii) any Liability arising out of any Proceeding or Current Litigation with respect to the Company, the Business or the Assets, (xiii) any Liability arising out of or resulting from either Sellers’ or the Company’ compliance or noncompliance with any Legal Requirement or Order of any Governmental Body; (xiv) any Liability of Sellers under this Agreement or any other document executed in connection with the Contemplated Transactions; (xv) any known. Accrued Liability of the Company based upon Sellers’ acts or omissions, or the Company’ acts or omissions occurring prior to the Closing Date; (subsections (i)-(xvi), collectively “Current Seller Liabilities” and each a “Current Seller Liability”). Schedule 2.4, when delivered and updated at Closing by the Parties, will include wire transfer instructions for creditors holding Indebtedness, any Current Seller Liabilities, and any other Seller Liabilities, and attached to Schedule 2.4 will be pay-off letters or instructions from such creditors in the form acceptable to Buyer, except that accrued Company payroll obligations in respect of base salaries with respect to the period from and after November 29, 2017 (“Accrued Payroll”) shall not be deemed to be a Current Seller Liability, shall not be paid by the Sellers at Closing and shall remain an obligation of the Company.

(b) On or prior to the Closing, Sellers will pay all Current Seller Liabilities not previously discharged by Sellers. Following the Closing, Sellers will promptly obtain a release and discharge of all Indebtedness and all Current Seller Liabilities and will file all applicable lien discharges and releases from such creditors and deliver copies of such filings to Buyer. In addition, at Closing, Sellers shall also pay (other than Accrued Payroll): (i) all Indebtedness and Liabilities of every kind or nature of the Company, including Current Litigation Matters, as of the Closing; (ii) all Liabilities, costs, fees and expenses associated with, resulting from or associated with any Proceeding or other litigation matter of the Company pending or threatened as of the Closing; and (iv) all Indebtedness and Liabilities of every kind or nature of the Company as of the Closing not disclosed on Schedule 2.4; (collectively, subsections (i) – (iii) and the Current Seller Liabilities, the “Retained Liabilities”). All such Retained Liabilities shall remain the exclusive responsibility of Seller and will be assigned to, retained, paid, performed and discharged exclusively by Sellers and will not be retained by the Company nor assumed or acquired by, or conveyed or transferred to, Buyer or any Related Person of Buyer. Sellers shall at all times indemnify, defend and hold Buyer and any Related Person of Buyer and the Company harmless from and against any claim or liability arising from the Retained Liabilities and Current Seller Liabilities.

2.5 Closing Obligations.

(a) Deliveries by Sellers. At the Closing, Sellers will deliver to Buyer: (i) the various certificates, instruments, and documents referred to in Section 6.1; and (ii) certificates representing all of the issued and outstanding Membership Interests of the Company, endorsed in blank or accompanied by duly executed assignment documents in form and substance approved by Buyer.

(b) Deliveries by Buyer. At the Closing, Buyer will deliver to Sellers: (i) the various certificates, instruments, and documents referred to in Section 6.2; and (ii) the applicable consideration specified in Section 2.2.

2.6 Intentionally Omitted.

2.7 Closing Costs; Expenses.

(a) Sellers agrees to pay all documentary stamp tax or other transfer taxes relating to the transfer of the Membership Interests to Buyer. Sellers shall be solely responsible for all State or Federal income Taxes or similar Taxes imposed on Sellers as a result of the Contemplated Transactions. Sellers acknowledge and agree that neither the Buyer nor the Company shall have a duty or obligation to pay any Taxes attributable to Sellers as a result of the purchase and sale of the Membership Interests.

(b) Each Party shall be solely responsible for any legal or accounting fees, brokerage or finders’ fees or agents’ commissions or other similar payments incurred by or agreed to by such Party in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions.

Section 3
REPRESENTATIONS AND WARRANTIES CONCERNING
PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS OF THE COMPANY

3.1 Representations and Warranties of Sellers. In order to induce Buyer to enter into this Agreement and consummate the Contemplated Transactions, each Seller represents and warrants to Buyer as follows (except otherwise disclosed on the Schedules) as follows with respect to such Seller:

(a) Authorization of Transaction. Such Seller has all right, power and capacity to execute and deliver this Agreement, and all other agreements, documents and written instruments to be executed by such Seller in connection with the Contemplated Transactions, and to perform his obligations under this Agreement and all such other agreements, documents and written instruments.

(b) No Conflict with Restrictions; No Default. Neither the execution, delivery, and performance of this Agreement nor such Seller’s performance of and compliance with the terms and provisions contemplated hereby (i) will conflict with, violate, or result in a Breach of any of the terms, covenants, conditions, or provisions of any Legal Requirements in effect on the date hereof applicable to, or any Order, Consent or Governmental Authorization of any Governmental Body directed to, or binding on such Seller, (ii) will conflict with, violate, result in a Breach of, or constitute a default under any of the terms, conditions, or provisions of any agreement or instrument to which, such Seller is a party or by which such Seller is or may be bound or to which any of their properties or assets is subject, (iii) will conflict with, violate, result in a Breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any Consent under any indenture, mortgage, lease agreement, or instrument to which such Seller is a party or by which such Seller or such Seller’s property or assets is or may be bound, or (iv) will result in the creation or imposition of any Lien upon any of the Properties or Assets of the Company, or upon the Membership Interests, or cause Buyer (or any Related Person thereof) or the Company to become subject to, or to become liable for the payment of, any Tax.

(c) Consents; Governmental Authorizations. Except as set forth on Schedule 3.1(c), such Seller is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions. Any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by any Governmental Body that is required in connection with the valid execution, delivery, acceptance, and performance by such Seller under this Agreement or the consummation by such Seller of any transaction contemplated hereby has been completed, made, or obtained on or before the Closing Date.

(d) Litigation. There are no Proceedings pending or, to the Knowledge of such Seller, threatened against or affecting such Seller or any of their properties, assets, rights, or Business in any court or before or by any Governmental Body that could, if adversely determined (or, in the case of an investigation, could lead to any Proceeding that could, if adversely determined), reasonably be expected to materially impair such Seller’s ability to perform their obligations under this Agreement or to have a Material Adverse Effect on the Company; and such Seller has not received any currently effective notice of any default; and such Seller is not in default, under any applicable Order of any Governmental Body that could reasonably be expected to impair such Seller’s ability to perform its obligations under this Agreement or to have a Material Adverse Effect on the Company.

(e) Brokers’ Fees. Such Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

(f) Membership Interests. As of the Closing Date, such Seller along with the other Sellers hold and will hold of record and own and will own beneficially all of the issued and outstanding Membership Interests of the Company as described in Section 4.2, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any Membership Interests or other equity interests of the Company (other than this Agreement). Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Membership Interests of the Company. At Closing, upon payment of the Purchase Price as herein provided pursuant to Section 2.2, good and valid title to such Seller’s Membership Interests described in Section 4.2 will pass to Buyer, free and clear of all Liens, restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Seller’s Membership Interest is not certificated.

(g) Valid Offering. Assuming the accuracy of the representations and warranties of Buyer set forth in Section 3.2(g), the offer, sale, and issuance of the Membership Interests of the Company as contemplated herein will be exempt from the registration requirements of the Securities Act, and will be exempt from registration and qualification under the registration or qualification requirements of all applicable state securities laws. Such Seller has not taken and will not take any action that would cause the loss of any such exemption. Assuming the accuracy of the representations and warranties of Buyer set forth in Section 3.2(g), the offer, sale, exchange, and issuance of the Membership Interests of the Company as contemplated herein will comply with all applicable Legal Requirements.

(h) Investment Intent. Such Seller is acquiring the Purchase Price Shares for his own account with the present intention of holding such securities for purposes of investment, and that they each have no intention of distributing such Purchase Price Shares or selling, transferring or otherwise disposing of such Purchase Price Shares in a public distribution, in any of such instances, in violation of the federal securities laws of the United States of America.

(i) Resale Limitations. Such Seller is fully aware of the restrictions on sale, transferability and assignment of the Purchase Price Shares, and that he must bear the economic risk of retaining ownership of such securities for an indefinite period of time. Such Seller is aware that (a) the Purchase Price Shares will not be registered under the Securities Act; and (b) because the issuance of the Purchase Price Shares has not been registered under the Securities Act, an investment in the Purchase Price Shares cannot be readily liquidated if the holder desires to do so, but rather may be required to be held indefinitely.

3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that the statements contained in this Section 3.2 are correct and complete (except otherwise disclosed on the Schedules):

(a) Organization of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

(b) Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement, and all other agreements and written instruments to which Buyer is a party as contemplated hereby, and to perform its obligations hereunder and thereunder. This Agreement, and such other agreements and written instruments, constitutes the valid and legally binding obligation of Buyer, as applicable, enforceable in accordance with its terms and conditions, except as enforcement thereof may be limited by applicable Insolvency Laws. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer. Each of Buyer has all right, power and capacity to execute and deliver this Agreement, and all other agreements, documents and written instruments to be executed by Buyer, as applicable, in connection with the Contemplated Transactions, and to perform its obligations under this Agreement and all such other agreements, documents and written instruments.

(c) Notices and Consents. Except as set forth on Schedule 3.2(c), Buyer is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions.

(d) Litigation. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its properties, assets, rights, or Business in any court or before or by any Governmental Body that could, if adversely determined (or, in the case of an investigation, could lead to any Proceeding that could, if adversely determined), reasonably be expected to materially impair Buyer’s ability to perform its obligations under this Agreement; and Buyer has not received any currently effective notice of any default; and Buyer is not in default, under any applicable Order of any Governmental Body that could reasonably be expected to impair Buyer’s ability to perform its obligations under this Agreement.

(e) Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

(f) Purchase for Investment. Buyer is acquiring the Membership Interests for investment and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act. Buyer acknowledges that the Membership Interests have not been registered under the Securities Act.

(g) Investor Qualifications. Buyer: (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Membership Interests; (ii) is able to bear the complete loss of its investment in the Membership Interests; (iii) has had the opportunity to ask questions of the Sellers and each of the Company and their management concerning the terms and conditions of the Membership Interests, the business of each of the Company, the Company’ ownership and use of their respective assets, estimates and judgments utilized and relied upon by the Company in preparing their financial statements; (iv) has had the opportunity to obtain additional information about each of the Company and its business and all of Buyer’s questions have been answered to its satisfaction; and (v) is otherwise an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

SECTION 4

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Sellers represent~~s~~ and warrant~~s~~ to Buyer that the statements contained in this Section 4 are true, correct and complete as of the Effective Date and as of the Closing Date, except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless a person reading the Disclosure Schedule would reasonably conclude that such item constitutes an exception to a particular representation or warranty. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

4.1 Organization, Qualification, and Power. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Minnesota. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full power and authority and all licenses, Consents, Permits, Approvals, and authorizations necessary to carry on the Business in which the Company is engaged and to own and use the Property owned and used by each Company. Schedule 4.1 lists the members, managers, directors and officers of the Company. Seller has delivered to Buyer correct and complete copies of the Organizational Documents of the Company (as amended to date). Seller has delivered to Buyer the minute books (containing the records of any meetings of the members), the membership unit or interest certificate books, and the membership units or interests record books of the Company all of which are correct and complete. The Company is not in default under or in violation of any provision of its Organizational Documents.

4.2 Capitalization. (i) One Hundred Percent (100%) of the Membership Interests of the Company are issued and outstanding, with 38% held by Winsness, 38% held by Dahmes, 20% held by Riebel, and 4% held by Montgomery. All of the issued and outstanding Membership Interests of the Company have been duly authorized, are validly issued, fully paid, and nonassessable. The Membership Interests of the Company are held of record by the Sellers free and clean of any restriction on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands (except restrictions under the Securities Act and state securities laws). Except as set forth on Schedule 4.2, no other Person has any right, title or interest in or to the Membership Interests or any other equity interest of the Company. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company to issue, sell, or otherwise cause to become outstanding any of its membership interests or any other equity interest or other security. There are no outstanding or authorized appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Membership Interests or units of the Company. Schedule 4.2 contains and complete and accurate capitalization of the Company and the respective ownership of the Membership Interests by the Sellers. The Sellers are the sole members of the Company.

4.3 No Conflict; Consents.

(a) Neither the execution and delivery of this Agreement by Sellers, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) Breach or otherwise conflict with any provision of the Organizational Documents of the Company, or contravene any resolution adopted by the officers, managers, or members of the Company; (ii) Breach or otherwise conflict with any Legal Requirement or Order to which the Company may be subject or give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which the Company may be subject; (iii) Breach or otherwise conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held or being applied for by or on behalf of the Company or that otherwise relates to the Company or their Assets, Properties or the Business of the Company; (iv) cause Buyer (or any Related Person thereof) to become subject to, or to become liable for the payment of, any Tax; (v) Breach or otherwise conflict with any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement to which the Company is a party or by which the Company is bound; or (vi) result in the imposition or creation of any Lien on any of the Company’ Business, or Assets.

(b) The Company is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions, including, without limitation, any Consent required in order to preserve and maintain all Governmental Authorizations required for the ownership and continued operation of the Business of the Company either before or after Closing and the consummation of the Contemplated Transactions. Any registration, declaration, or filing with, or Consent, or Governmental Authorization or Order by, any Governmental Body with respect to the Company that is required in connection with the consummation of the Contemplated Transactions has been completed, made, or obtained on or before the Closing Date.

(c) Buyer is not required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the Closing and the consummation of the Contemplated Transactions. Buyer has the requisite authority to Purchase the Membership Interests as set forth in Section 2 of this Agreement and to Close such purchase according to those terms.

4.4 Brokers’ Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

4.5 Books and Records. The books of and records of the Company as well as all books of account, financial statements and other financial records of each of the Company, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and GAAP.

4.6 Title to Assets. The Company has good and marketable title to all of the Assets, free and clear of all Liens. The Assets are not leased and no Seller has otherwise granted to any Person the right to use, operate or own the Assets or any portion thereof. There are no outstanding options, rights of first offer or rights of first refusal to purchase any of Assets, or any portion thereof, or interest therein. The Assets of the Company constitute all the Assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by the Company and include all of the operating assets of the Company.

4.7 Description of Assets. The assets of the Company constitute only (a) (a) all data, documentation, books and records related to the Company or Business, including correspondence , (b) all Intangible Personal Property, (c) and (c) the Intellectual Property Assets (collectively, the “Assets”). Complete and correct copies of all the documentation related to the Assets have been provided to Buyer. The Company owns no other assets.

4.8 Tangible Personal Property. The Company has no Tangible Personal Property.

4.9 Subsidiaries. The Company does not own and has no right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.10 No Adverse Change. Since the formation of the Company, there has not been any Material Adverse Change in the Business, operations, prospects, Assets, results of operations or condition (financial or other) of the Company, and, to the Knowledge of Sellers, no event has occurred or circumstance exists that may result in such a Material Adverse Change. Neither Sellers nor the Company has received any notice or other communication (written or oral) from any Governmental Body or any other Person regarding the ability of the Company own or operate the Business or the Assets, or the intention of any Governmental Body to challenge or oppose the Buyer’s ownership or operation of the Business or the Assets. No action has been taken by the Sellers, the Company or any other officer, director, manager, or member that would have a Material Adverse Effect on the Company or the Contemplated Transactions or the Business, and the Company has conducted the Business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since May 1, 2017:

(a) the Company has not sold, leased, transferred, or assigned any of its Assets, tangible or intangible;

(b) the Company has not entered into any agreement, Contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(c) no party (including the Company) has accelerated, terminated, modified, given rise to a notice of default, or cancelled any agreement, Contract, lease, Permit, Governmental Authorization, or license (or series of related agreements, contracts, leases, and licenses) to which the Company is a party or by which they are bound or which affect the Company and their Assets and Business;

(d) the Company has not granted any Liens upon any of its Assets, tangible or intangible;

(e) the Company has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(h) there has been no acceleration of Accounts Receivable, (ii) delay or postponement of the payment of accounts payable or other Liabilities, or (iii) change in any material respect in the Company’ practices in connection with the payment of accounts payable in respect of purchases from suppliers;

(i) the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) or suffered any extraordinary loss;

(j) the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property Assets;

(k) here has been no change made or authorized in the Organizational Documents of the Company;

(l) the Company has not issued, sold, pledged or otherwise disposed of any of its equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of equity interests or securities;

(m) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity interests;

(n) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property and Assets, including any Property or any Business;

(o) the Company has not made any loan to, or entered into any other transaction with, any of its members, managers, officers, directors, or employees;

(p) the Company has not entered into any employment Contract, severance or other benefit agreement, consulting agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement;

(q) the Company has not granted any increase in the base compensation of any of its officers, directors, members, managers or employees outside the Ordinary Course of Business;

(r) the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its members, managers, officers, directors and employees (or taken any such action with respect to any other Employee Benefit Plan);

(s) the Company has not made any other change in employment terms for any of its directors, officers, members, managers and employees outside the Ordinary Course of Business;

(t) the Company has not made or pledged to make any charitable or other capital contribution;

(u) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company;

(v) the Company has not discharged, in whole or in part, a material Liability or Lien outside the Ordinary Course of Business

(w) the Company has no customer or supplier;

(x) none of the Company has disclosed any Confidential Information;

(y) there has been no change in the accounting methods, principles or practices for financial accounting with respect to the Company (except for those changes required by the Company’ independent auditors to comply with GAAP) or for IRS reporting purposes; and

(z) neither the Sellers nor the Company have committed to do any of the foregoing.

4.11 Undisclosed Liabilities; Financial Statements; Accounts Receivable.

(a) the Company has not incurred any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of the Company giving rise to any Liability), except for the Current Seller Liabilities and Retained Liabilities to be paid by Sellers at Closing pursuant to Section 2.4 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any Breach of contract, Breach of warranty, tort, infringement, or violation of any Legal Requirement.)

(b) Schedule 4.11(b) sets forth the following financial statements (collectively, the “Financial Statements”): (a) unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the nine (9) months ended August 31, 2017 (the “Most Recent Fiscal Month End”), for the Company. In addition, on or be6fore Closing, Sellers will provide Buyer with the Closing Balance Sheet in accordance with Section 6.1(j). The Closing Balance Sheet and the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

(c) All Accounts Receivable that are reflected in the Financial Statements and/or in the business records of the Company represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business. There is no contest, defense or right of set-off currently being claimed or, to the Knowledge of Sellers, expected to be claimed, by any account debtor with respect to any Account Receivable, or any part thereof. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements and/or in the business records of the Company (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable. Sellers have provided Buyer with a complete and accurate list of all current Accounts Receivable current to within five (5) days of the Closing Date, which list sets forth the aging of each such Account Receivable.

4.12 Permits.

This Section is intentionally omitted.

4.13 Governmental Authorizations.

(a) Schedule 4.13(a) contains a complete and accurate list of each Governmental Authorization (including document title or name, issuing authority and identifying number) held by the Company or the Seller that relates in any way to the Company, the Assets, or the Business. Seller has delivered to Buyer a true and complete copy of all such Governmental Authorizations. Each Governmental Authorization listed or required to be listed on Schedule 4.13(a) is valid and in full force and effect. The Company has at all times since the formation of the Company been in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 4.13(a). No event has occurred or circumstance exists that may (with or without notice or lapse of time) (a) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed on Schedule 4.13(a), or (b) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed on Schedule 4.13(a).

(b) Neither the Company nor the Seller have received at any time since the formation of the Company any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization relating to the Company, any Business or the Assets, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization relating to the Company, the Business or the Assets. Any registration, declaration, or filing with, or Consent, or other Governmental Authorization or order by, any Governmental Body that is required in connection with the valid execution, delivery, acceptance, and performance by Seller and the Company under this Agreement, or the consummation by Seller of any Contemplated transaction under this Agreement, has been or will be completed, made, or obtained on or before the Closing Date.

(c) All applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed on Schedule 4.13(a) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(d) The Governmental Authorizations listed or required to be listed on Schedule 4.13(a) collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully own, operate, construct and develop each Business and to otherwise operate and conduct the Business in the manner in which the Company is currently conducted. Such Governmental Authorizations also collectively constitute all of the Governmental Authorizations necessary to permit the Company to own, occupy, operate, improve, develop and use the Assets, and the Business in the manner in which the Company currently own occupy, operate, improve, develop and use the Assets and operate the Business, and are valid and in full force and effect

4.14 Compliance With Legal Requirements.

(a) Except as set forth in Schedule 4.14: (i) the Company is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of their Assets; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature; and (iii) neither the Seller nor the Company has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any Remedial Action of any nature.

4.15 Tax Matters.

(a) Intentionally omitted.

(b) The Company has filed all Tax Returns that it was required to file under applicable Legal Requirements and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets of the Company. As of the Closing Date, the Company will have paid all Taxes (other than Taxes not yet due and payable) and with respect to any Taxes that are not yet due and payable as of the Closing Date, the Company has adequately reserved for such Taxes, except as described on Schedule 4.15(a).

(c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(d) Neither Seller, nor any member, manager, director or officer (or employee responsible for Tax matters) of the Company, expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company had not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

(e) Schedule 4.15(e) sets forth all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after the formation of each Company, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since the formation of each Company.

(f) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(h) The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) has Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(i) Intentionally Omitted.

(j) The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end of each Company, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet of the Company and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its’ Tax Returns. Since the date of the most recent balance sheet of the Company, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

4.16 Condition of the Properties. Intentionally Omitted.

4.17 Conveyance of Entire Interest In the Company and the Assets. At Closing, all of Seller’s right, title and interest in and to the Membership Interests and in such right, title or interest that Seller may have or had with respect to the Business and the Assets will be transferred and conveyed to Buyer free and clear of all Liens.

4.18 Contracts.

(a) The only Contracts to which the Company is a party are described in Schedule 4.18(a) (“Company Contracts”), and correct and complete copies of all such Contracts have been provided to Buyer.

(b) The Seller does not have and may not acquire any rights under the Company Contract, and Seller does not have and will not become subject to any obligation or Liability under the Company Contract, that relates to the Business of the Company.

(c) Except as set forth on Schedule 4.18(c), the Company Contracts are legal, valid, binding, enforceable, and in full force and effect (except as enforcement thereof may be limited by applicable Insolvency Laws), and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (ii) none of the Company Contracts will upon completion or performance thereof have a Material Adverse Effect on the Business, Assets or condition of the Company or the ownership, operation, construction and development of the Business by the Company; (iii) the Company is, and at all times has been, in compliance with all applicable terms and requirements of the Company Contracts; (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, the Company Contracts; (v) no party to the Company Contracts has threatened to terminate its business relationship with the Company for any reason; (vi) Neither Seller or the Company has given to or received from any other Person any notice or other communication (whether oral or written) regarding the actual, alleged, possible or potential Breach of the Company Contract; and (vii) no event has occurred or circumstance exists under or by virtue of the Company Contract that (with or without notice or lapse of time) would cause the creation of any Lien affecting any of the Assets.

(d) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Company under the Company Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(e) Any Company Contract relating to the sale or provision of services by the Company has been entered into in the Ordinary Course of Business of the Company and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

4.19 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

4.20 Litigation. There is no pending or, to Seller’s Knowledge, threatened Proceeding: (i) by or against the Company; (ii) that otherwise relates to or may affect the Business of, or any of the Assets owned or used by, the Company; or (iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions, the Business or the Assets of the Business. No event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a Basis for the commencement of any such Proceeding. There is no Order to which the Company, the Business or any of the Assets is subject or that in any way relates to or could reasonably be expected to affect the Company, the Business or the Assets,; and no officer, director, member, manager, agent or employee of the Company is subject to any Order that prohibits such officer, director member, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business of the Company.

4.21 Employees. The Company has no employees.

4.22 Labor Disputes; Compliance.

The Paragraph is intentionally omitted.

4.23 Employee Benefits. This paragraph is intentionally omitted.

4.24 Guaranties. The Company is not a guarantor and is not otherwise liable for any Liability or obligation (including Indebtedness) of any other Person.

4.25 Environmental Matters.

(a) The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental Laws. Neither this Agreement nor the consummation of the Contemplated Transactions will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws. The Company has not assumed, have the Company otherwise become subject to, any Liability, including without limitation any obligation for corrective or Remedial Action, of any other Person relating to Environmental Laws.

(b) The Company has complied in all respects, and are presently in compliance in all respects, with all applicable Environmental Laws. Neither Seller nor the Company has received any communication alleging that they are not in compliance with any Environmental Law. Neither Seller nor the Company has taken any action that could reasonably result in any Liability (other than minor Liabilities of nominal or no financial or other consequence) relating to (the present use, management, handling, transport, treatment, generation, storage, disposal or release of any Hazardous Material. There are no pending or threatened Proceedings of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting the Company, the Business, or any of the Assets of the Company.

4.26 Certain Business Relationships with the Company. Except as disclosed on Schedule 4.26, neither Seller, nor their Related Persons, nor the officers, directors, managers, members and employees of the Company has been involved in any business arrangement or relationship with the Company within the past twelve (12) months, and neither Seller, nor their Related Persons, nor the officers, directors, employees, members, managers, directors and officers of the Company owns any asset, tangible or intangible, which is used in the Business of the Company. Neither the Company nor its Related Persons, their respective officers, employees, members, managers, directors and officers of the Company nor any Seller nor any Related Person of any of them owns, or has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions disclosed in Schedule 4.26, each of which has been conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company. Except as set forth in Schedule 4.26, neither the Company nor its Related Persons, their respective officers, employees, members, managers, directors and officers of the Company, nor the Seller nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, the Company.

4.27 Intellectual Property. Schedule 4.27 contains a complete and accurate list and summary of all Intellectual Property owned or possessed by the Company, or which the Company has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission (collectively and together with the Intangible Personal Property, the “Intellectual Property Assets”). Such Intellectual Property Assets constitute all of the Intellectual Property necessary for the operation of the Business of the Company as presently conducted. The Intellectual Property Assets do not infringe on the intellectual property rights of any Person. The Company is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens. Except as disclosed in Schedule 4.27, the Company has the right to use all of the Intellectual Property Assets without payment to any third party. The Company owns or has the right to use pursuant to ownership, license, sublicense, agreement, permission or free and unrestricted availability to general public all of the Intellectual Property Assets used by such Company. The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller, nor the Company, or their respective members, managers, directors and officers and employees has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any proprietary intellectual property rights of the Company.

4.28 Corrupt Practices. Except in compliance with all Legal Requirements, neither the Seller, the Company, nor any of their Related Persons, or each of their respective officers, directors, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (a) any employees, Representatives or agents of any customers of Seller or the Company for the purpose of attracting business to Seller or the Company or (b) any domestic governmental official, political party or candidate for government office or any of their employees, Representatives or agents.

4.29 Solvency. Neither Seller nor the Company is Insolvent and neither the Seller nor the Company has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition in bankruptcy filed against it, filed a petition or undertaken any action proceeding to be declared bankrupt, to liquidate its assets or to be dissolved. The Contemplated Transactions will not cause the Company to become Insolvent or to be unable to satisfy and pay its debts and obligations generally as they come due.

4.30 Operating Agreement. Attached hereto as Schedule 4.30 is a true and correct copy of the Operating Agreement (the “Operating Agreement”) for the Company. The Operating Agreement is in full force and effect and has not been rescinded, modified or amended in any way.

4.31 Disclosure.

(a) No representation or warranty or other statement made by Seller in this Agreement, the Schedules, the certificates delivered pursuant to this Agreement or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b) Seller has no Knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of the Company that has not been set forth in this Agreement or the Schedules.

Section 5
COVENANTS

5.1 General. The Parties will cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will (a) furnish upon reasonable request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 or unless such cost or expense is the obligation of the non-requesting Party under this Agreement). Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), Permits, Governmental Authorizations, certificates of title, agreements, Company Contracts, Organizational Documents, financial data and all other documents of any sort relating to the Company (all of the forgoing, the “Company Documents”).

5.2 Inspection Period. Prior to the Closing (the “Inspection Period”), the Buyer shall have the inspection rights set forth in this Section 5.2. Buyer shall have the Inspection Period within which to physically inspect the Assets Company Documents and to conduct its due diligence with respect to the Assets, the Business and the Company. Buyer and Buyer’s officers, directors, employees, consultants, agents and attorneys and other authorized representatives, shall have the right to reasonable access to the Assets and Company Documents and to all records of Sellers and the Company related thereto and any other information of the Company, the Business and the Assets, at reasonable times during the Inspection Period for the purpose of inspecting the Assets, the Business, and conducting all studies and inspections of all kinds as deemed necessary by Buyer, reviewing the books and records of Sellers and the Company concerning the Company, the Business and the Assets, and otherwise conducting its due diligence review of the Company, the Business, and the Assets. Sellers shall cooperate with and assist Buyer in making such inspections and reviews and in obtaining copies of any documentation related to the Company, the Business, and the Assets, including the review and inspection of any and all Approvals, Consents, licenses, Governmental Authorizations and other permits and approvals necessary or required for the Company to own, operate, construct and develop the Business and in accordance with such other applicable local, state and federal Legal Requirements. Sellers shall make available to Buyer such of the foregoing as may be in Sellers’ possession, or the Company’s possession, in order to facilitate Buyer’s due diligence. Sellers shall give Buyer any authorizations which may be required by Buyer in order to gain access to records or other information pertaining to the Company, the Assets and the Business, or the use thereof maintained by any third party, Governmental Body or organizations. Buyer shall, prior to the expiration of the Inspection Period, notify Sellers of the Company Contract that Buyer does not wish for the Company to continue to be a party thereto and be bound thereby (“Excluded Contracts”).

5.3 Intentionally Omitted.

5.4 Transition.

(a) Sellers and its Related Persons will not take any action that is designed or intended to have the effect of discouraging any licensor, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company or Seller prior to the Closing. The Parties will cooperate to provide each other with reasonable information systems support to permit a smooth transfer of business operations between the Parties. In such regard, Seller will provide Buyer with all information and systems support in connection with the operation of the Company and the Business. Such assistance shall include electronic, computer and other system assistance. Seller will refer all customer inquiries relating to the Business of the Company to Buyer from and after the Closing.

(b) From and after the Effective Date and continuing for ninety days after Closing, the Parties will cooperate to provide each other with reasonable information systems support to permit a smooth transfer of the operations of the Business. Seller will cooperate with and assist Buyer with any submission of any proposals to any Governmental Bodies and to provide the services necessary to procure all Approvals, Governmental Authorizations, Contracts, orders, Consents, licenses, assignments, and approvals from the State of Minnesota for the Company to have the right to own, operate, construct, and develop the Business in the Buyer’s sole discretion, including without limitation, assistance with the completion of all applicable filings, submissions, registrations and all other requirements relating thereto, and attendance at all meetings, public hearings and any other Proceedings with applicable Governmental Bodies, or their Representatives, at Buyer’s request. From and after the Effective Date, Seller will agree to devote the time and attention necessary to the business and affairs of Buyer and the Company and shall give Buyer the benefit of Seller’s special knowledge, skill and business expertise to promote the Buyer’s and the Company’ business interests in the marketplace. All services to be provided to Buyer, and the Company, as applicable, and all actions taken by Seller will be in accordance with all Legal Requirements. The services to be provided by the Seller to Buyer and the Company pursuant to this Agreement shall be exclusive to Buyer and the Company, and Seller will not provide, either directly or indirectly, similar services to any other Person.]

5.5 Confidentiality.

(a) Seller hereby acknowledges and agrees that, through its ownership or operation of the Company, has occupied positions of trust and confidence with respect to the Company and the Business up to the date hereof and has had access to, and has become familiar with, the confidential and non-public information of the Company and the Business any and all other confidential or proprietary information concerning the affairs or conduct of the Company and the Business prior to the date hereof, whether prepared by or on behalf of the Seller or the Company (collectively, the “Confidential Information”). Confidential Information does not include information used in endeavors pertaining to whole grain processing or whole grain processing by-products or the sale of whole grain processing or whole grain processing by-products.

(b) Seller hereby acknowledges and agrees that the protection of the Confidential Information of the Company is necessary to protect and preserve the value of the Company and the Business and Assets of the Company, and that without such protection, Buyer would not have entered into this Agreement and consummated the Contemplated Transactions. Accordingly, subject to the provisions of Section 5.5(c), Seller hereby covenants and agrees, for itself, their Representatives and Related Persons and its and their successors and permitted assigns, that, without the prior written consent of Buyer (which consent may be withheld at the Buyer’s sole discretion), Seller will not, nor will Seller cause or permit any of its Representatives or Related Persons to, at any time on or after the Closing Date, directly or indirectly, disclose to any Person or use for its own account or benefit or for the account or benefit of any other Person any Confidential Information.

(c) The provisions of Section 5.5(b) will not apply to any Confidential Information (i) that a the Seller can demonstrate with documentary evidence is generally known to, and available for use by, the public other than as a result of the Breach of this Agreement or any other agreement pursuant to which any Person (including Seller or any Representative or Related Person thereof) owes any duty of confidentiality to the other Party or previously owed any duty of confidentiality to Buyer; (ii) that is required to be disclosed pursuant to Legal Requirement or an Order, (iii) that the Seller can reasonably determine is necessary to be disclosed to a Representative of Seller in order for Seller to perform its covenants and obligations, or to enforce its rights against Buyer, under this Agreement or any related agreement (and then only to the extent necessary to perform such covenants and obligations or to enforce such rights). . If Seller (including any Representative or Related Person thereof) becomes compelled by a Legal Requirement or any order to disclose any Confidential Information, Seller will provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy in respect of such compelled disclosure. If such a protective order or other remedy is not obtained by or is not available to Buyer, then Seller will be responsible for ensuring that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and Seller will use all reasonable efforts to obtain assurances that confidential treatment will be given to such Confidential Information. Seller acknowledge its responsibility to ensure that its Representatives and agents who are given, or now have, access to the Confidential Information will comply with the terms of this Section 5.5. Seller shall be liable for any Breach of this Agreement caused by its Representatives and agents.

5.6 Injunctive Relief. The Parties acknowledge and agree that (a) each of the provisions of Sections 5.1, 5.4, 5.5, 5.8, 5.9, 5.10 and 5.12 are reasonable and necessary to protect the legitimate business interests of the Parties and their Related Persons, (b) any violation of any such covenant contained in Sections 5.1, 5.4, 5.5, 5.8, 5.9, 5.10 and 5.12 would result in irreparable injury to the Parties and their Related Persons, the exact amount of which would be difficult, if not impossible, to ascertain or estimate, and (c) the remedies at law for any such violation would not be reasonable or adequate compensation to the Parties and their Related Persons for such a violation. Accordingly, notwithstanding any other provision of this Agreement, if either Party, directly or indirectly, violates any of its covenants or obligations under Sections 5.1, 5.4, 5.5, 5.8, 5.9, 5.10 and 5.12 then, in addition to any other remedy which may be available to the other Party or any Related Person thereof, at law or in equity, the Parties and their Related Persons will be entitled to injunctive relief against the other Party, without posting bond or other security, and without the necessity of proving actual or threatened injury or damage.

5.7 Employees. The paragraph shall be intentionally omitted.

5.8 Public Announcements. The Parties will keep the existence of this Agreement, the terms and conditions hereof and the Contemplated Transactions confidential, and the Parties will not, nor will they cause or permit any Related Person or Representative to, make any public announcement in respect of this Agreement or the Contemplated Transactions without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided, however that the foregoing confidentiality and non-disclosure obligations will not apply to: (1) Buyer if at Closing, if Buyer determines to issue a press release announcing the fact of the acquisition of the Company or (2) the Parties to the extent that (a) disclosure of such information is reasonably necessary to consummate the Contemplated Transactions, (b) disclosure of such information is required pursuant to Legal Requirement (including the Securities Exchange Act of 1934, as amended, and the rules of any national stock exchange or automated dealer quotation system) or an Order, (c) disclosure of such information is reasonably necessary for the Parties to enforce their rights under this Agreement, or (d) such information is already in the public domain other than as a result of a breach of this Section 5.8 or 5.5 or any other confidentiality or non-disclosure obligation owed to a Party by any Person (including the other Party). To the extent that any public announcement of this Agreement, any of the provisions hereof or the Contemplated Transactions is required of the Parties by Legal Requirement or Order, the Parties will cooperate reasonably with respect to reaching agreement on the contents and timing of such announcement.

5.9 Use of Name. Sellers hereby agrees that from and after the Closing Date that Sellers and their Related Persons shall not, directly or indirectly, use the name “Advanced Lignin Biocomposites”, “ALB” or any derivation or variation thereof in any manner unless agreed upon by the Parties.

5.10 Pre-Closing Covenants. The Parties agree as follows with respect to the period between the Effective Date and the Closing or earlier termination of this Agreement:

(a) Sellers will not engage, and will not cause or permit the Company, to engage, in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business with respect to the Assets, the Business or the Company without Buyer’s express written consent, which consent may be withheld at Buyer’s sole discretion. Neither Sellers nor the Company will sell, lease, transfer or assign any of the Membership Interests or the Assets and will not impose any Liens upon any of the Membership Interests or the Assets. Sellers will not and will not cause or permit the Company to, without Buyer’s prior consent, cancel, compromise, waive or release any right or claim under, in or to the Membership Interests or the Assets.

(b) Sellers will not, and will not cause or permit the Company to, without Buyer’s prior consent, voluntarily incur any obligation or Liability or enter into any material transaction, contract, capital expenditure or commitment for which Buyer may have responsibility or Liability after Closing.

(c) Sellers will, and will cause the Company to, keep the Assets of the Company substantially intact and will maintain all of the Assets of the Company in a state of condition that complies with all Legal Requirements and is consistent with the Ordinary Course of Business of Sellers and the Company.

(d) Sellers will, and will cause the Company to, comply with all applicable Legal Requirements of each Governmental Body having jurisdiction over the Company, the Assets and the Business.

(e) Sellers will not, nor will he cause or allow any representative of the Company to, (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Membership Interests or any portion of the Assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Sellers will not vote the equity interests in the Company in favor of any such acquisition. Sellers will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. If Sellers breach~~es~~ the terms of this provision, Sellers, in addition to other remedies available to Buyer, will reimburse Buyer for all costs and expenses, including without limitation, attorney and professional fees, incurred by Buyer and its Representatives in connection with its due diligence investigation with respect to the Assets, the Business and the Company.

(f) Sellers will not cause or permit, and will not permit the Company to commit, any waste of the Assets of the Company.

(g) Sellers will not, and will not cause or permit the Company to, without the prior consent of Buyer, enter into any compromise or settlement of any litigation, including any Current Litigation, Proceeding or investigation by and Governmental Body relating to the Company, the Business, or the Company’ Assets.

(h) Sellers will not, and will not causes or permit the Company to, take any action, or knowingly omit to take any action, that would or would reasonably be expected to result in (i) any representation or warranty of Sellers set forth in Section 3 and 4 becoming untrue or (ii) any of the conditions to the obligations of Sellers set forth in this Agreement not being fully satisfied. Sellers will give prompt written notice to Buyer of any material adverse development causing a Breach of any of the representations and warranties in Section 3 or 4. No disclosure pursuant to this Section 5.10(h), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(i) Sellers shall not perform, nor shall it authorize or allow any of his or the Company’s representatives, officers, employees or agents, to perform, any acts or omissions to manipulate the price of the Common Stock.

The Parties will do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration.

5.11 Termination of this Agreement. The Parties may terminate this Agreement as provided below:

(a) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the expiration of the Inspection Date;

(b) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the expiration of the Inspection Period if Buyer is not satisfied, in its sole discretion, with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Company, the Business or any Governmental Authorization, Consent, license, or any other permit or approval related to any of the foregoing. If such notice is given, this Agreement and all rights, duties and obligations of Buyer and Sellers hereunder, except any which expressly survive termination, shall terminate. If such notice is not given, this Agreement and all rights, duties and obligations of Buyer and Sellers hereunder (including without limitation their respective obligations to close the transaction), shall become fully binding; provided however, notwithstanding anything to the contrary herein, Buyer shall have no duty or obligation to consummate the Contemplated Transactions until such time as Sellers have fulfilled all of their obligations set forth in Section 6.1.

(c) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing if Buyer determines that (i) any Governmental Authorizations, Consent, Approvals, licenses, or any other permits or approvals contemplated by this Agreement are not in existence, have not been obtained by the Company, or the Company either do not have full right, title and interest in and to such Governmental Authorizations, Consents, Approvals, licenses, or any other permits or approvals; or such Governmental Authorizations, Approvals, Consents, licenses, or any other permits or approvals cannot be transferred to or issued directly to and in the name of the Company; and/or (ii) such Governmental Authorizations, Approvals, Consents, licenses, or any other permits or approvals cannot be issued, conveyed, assigned or transferred to the Company or are not in the form and substance satisfactory to Buyer in its sole discretion.

(d) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (i) in the event Sellers have Breached any representation, warranty, or covenant contained in this Agreement in any respect, Buyer has notified Sellers of the Breach, and the Breach has continued without cure for a period of ten (10) days after the notice of Breach; and

(e) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has Breached any representation, warranty, or covenant contained in this Agreement in any respect, Sellers have notified Buyer of the Breach, and the Breach has continued without cure for a period of ten (10) days after the notice of Breach.

If any Party terminates this Agreement pursuant to this Section 5.11, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in Breach).

5.12 Seller Releases. Save and except for any rights of Sellers under this Agreement, effective as of the Closing Date, Sellers, for themselves, and their Related Persons and each of their respective members, managers, officers, directors, employees, successors, assigns, agents and Representatives (collectively, the “Seller Releasing Parties”), hereby finally, unconditionally, irrevocably and absolutely fully releases, acquits, remises and forever discharges the Company and any of their Related Persons, and their respective officers, directors, members, managers, employees, subsidiaries, predecessors, successors, assigns, agents and Representatives, from any and all actions, suits, debts, sums of money, interest owed, accounts, contribution obligations, reckonings, bonds, bills, covenants, controversies, agreements, guaranties, promises, undertakings, variances, trespasses, credit memoranda, charges, damages, judgments, executions, obligations, costs, expenses, fees (including attorneys’ fees and court costs), counterclaims, claims, demands, causes of action and Liabilities (the “Seller Claims”) existing as of the Closing Date accruing to Sellers and the Seller Releasing Parties in any capacity whatsoever, including but not limited to: (i) all of Sellers’ and Seller Releasing Parties’ capacities with the Company; (ii) arising under or by virtue of the Organizational Documents or the Company Document; (iii) relating to or resulting from the negotiation, preparation, and consummation of this Agreement and the Contemplated Transactions; or (iv) the valuation of the Membership Interests or determination of the Purchase Price. Sellers hereby finally, unconditionally, irrevocably and absolutely waives any and all offsets and defenses, in each case related to any action, inaction, event, circumstance or occurrence occurring or alleged to have occurred on or prior to the Closing Date with respect to such Seller Claims, whether known or unknown, absolute or contingent, matured or unmatured, foreseeable or unforeseeable, presently existing or hereafter discovered, at law, in equity or otherwise, whether arising by statute, common law, in contract, in tort or otherwise, that Sellers and the Seller Releasing Parties may now have or that might subsequently accrue to any of them, including without limitation those against any current or former officer, director, manager, member, partner, employee, agent or Representative of the Company or any of its Related Persons or by reason of being an employee, member, manager, officer and/or director of the Company or its Related Persons.

This Section 5.12 shall survive Closing and any termination or expiration of this Agreement.

5.13 Sellers agree and acknowledge that the Purchase Price Shares may not be sold or transferred unless  (i) such shares are sold pursuant to an effective registration statement under the Securities Act, or (ii) the Purchaser or its transfer agent shall have been furnished with an opinion of  counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”) or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Sellers who agree to sell or otherwise transfer the shares only in accordance with this Section 5.13 and who is an Accredited Investor (as defined in the Securities Act).  Until such time as the shares of the Common Stock underlying the Purchase Price Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of the Common Stock that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Section 6
CONDITIONS TO OBLIGATION TO CLOSE

6.1 Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties of Sellers set forth in Sections 3 and 4 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date. Each Seller shall have executed and delivered to Buyer a certificate dated as of the Closing Date that all such representations and warranties made by them are true and correct in all respects as of the Closing Date. Without limiting generality of the forgoing, all of the Assets, including all Tangible Personal Property, shall be in the same condition, use, operation and repair as of the date of any inspection by Buyer of such Assets and Tangible Personal Property, normal wear and tear excepted;

(b) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(c) The Company and/or Sellers shall have procured all of the third-party consents specified in Schedule 3.1(c);

(d) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Buyer to own the Membership Interests and to control the Company, or (iv) affect adversely the right of the Company to own their Assets, and to operate their Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e) There has not been made or threatened by any Person a claim asserting that such Person (i) is the holder of record or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Membership Interests or other interest of the Company, or any other voting, equity or ownership interest, in or to the Company, (ii) is entitled to all or any portion of the Purchase Price payable for the Membership Interests as contemplated by this Agreement or (iii) is entitled to acquire any of the Assets, of the Company;

(f) Omitted;

(g) Omitted;

(h) Omitted;

(i) Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6.1(a)-(e) is satisfied in all respects;

(j) Omitted;

(k) Buyer shall have received the resignations, effective as of the Closing, of each officer, director, independent contractor, manager or member of the Company other than those whom Buyer shall have specified in writing on or prior to Closing, Buyer shall have received from each such employee, independent contractor, officer, directors, manager or member a release of the Company and Buyer in the form substantially the same as the release provided by the Sellers in Section 5.12;

(l) Sellers shall have executed and delivered to Buyer a non-competition, non-solicitation, and confidentiality agreement that, among other things, prevents Sellers and their Related Persons from competing with the Buyer and the Company or the Business of the Company and the business of Buyer within the United States of America and Canada for a period of one (1) year following the Closing Date, substantially in the form attached hereto as Schedule 6.1(l) (the “Restrictive Covenants Agreement”);

(m) If applicable, Sellers shall have delivered to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445, stating that each Seller is not a “Foreign Person” as defined in Code Section 1445 (the “FIRPTA Affidavit”);

(n) Sellers shall have delivered to Buyer (i) a copy of the articles of organization of the Company certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of organization of the Company, (ii) a certificate of good standing for the Company issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of organization of the Company and of each jurisdiction in which the Company is qualified to do business, (iii) the minute books and all corporate records of the Company and (iv) all other Organizational Documents;

(o) Sellers shall have delivered to Buyer a certificate of the secretary or an assistant secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying as to (i) no amendments to the articles of organization or other Organizational Documents of the Company since Effective Date; and (ii) any resolutions of the members of the Company relating to this Agreement and the Contemplated Transactions;

(p) Buyer shall have executed Employment Agreements (the “Employment Agreements”) with Winsness and Montgomery substantially in the form attached hereto as Schedules 6.1(p)(i) and (ii) respectively.

(q) Buyer shall have executed Consultant Agreements (the “Consulting Agreements”) with Dahmes and Riebel substantially in the form attached hereto as Schedules 6.1(q)(i) and (ii) respectively; and,

(r) all actions to be taken by Sellers in connection with Contemplated Transactions and all certificates, opinions, instruments, and other documents required to effect the Contemplated Transaction shall be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

6.2 Conditions to Obligation of Sellers to Close. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties of Buyer set forth in Section 3.2 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

(c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Section 6.2(a)-(c) is satisfied in all respects;

(e) Buyer shall have entered into the Employment Agreements with Winsness and Montgomery;

(f) Buyer shall have entered into the Consulting Agreements with Dahmes and Riebel;

(g) all actions to be taken by Buyer in connection with consummation of the Contemplated Transactions and all certificates, opinions, instruments, and other documents required to effect the Contemplated Transactions will be reasonably satisfactory in form and substance to Sellers;

(h) Buyer shall have executed an Employment Agreement with Winsness and Montgomery substantially in the form of attached hereto as Schedule 6.1(p)(i) and Employment Agreements with such other key employees the Company of the Buyer’s choosing substantially in the form attached hereto as Schedule 6.1(p)(ii); and,

(i) Buyer shall provide to Seller all Organizational Documents and other documents requested by Seller that establish Buyer’s authority to execute and deliver this Agreement, Purchase the Membership Interests according to the terms set forth in Section 2 of this Agreement and Close such purchase according to those terms without the Consent of any Person.

Sellers may waive any condition specified in this Section 6.2 if Sellers execute a writing so stating at or prior to the Closing.

Section 7
INDEMNIFICATION

7.1 Survival. Subject to the provisions of this Section 7, all representations, warranties, covenants and obligations of the Parties contained in this Agreement and in the agreements, instruments and other documents delivered pursuant to this Agreement will survive the Closing and the consummation of the Contemplated Transactions.

7.2 Indemnification by Buyer. Buyer hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, it will defend, indemnify and hold harmless Seller and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Seller Indemnified Persons”), for, from and against any Adverse Consequences, arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer (i) in this Agreement, (ii) the Schedules, (iii) the certificates delivered pursuant to this Agreement, or (iv) any other document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant, obligation or agreement of Buyer in this Agreement or in any related agreement; or

(c) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding made, or alleged to have been made, by any Person with Buyer in connection with this Agreement or any of the Contemplated Transactions.

7.3 Indemnification by Sellers.

(a) Each Seller, severally, hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, such Seller will defend, indemnify and hold harmless Buyer, and its Related Persons and Representatives, and their respective officers, directors, members, managers, employees, agents, and Representatives, and all successors and assigns of the foregoing (collectively, the “Buyer Indemnified Persons”), for, from and against any Adverse Consequences arising from or in connection with:

(i) any Breach of any representation or warranty made by such Seller in (A) this Agreement, (B) the Schedules, (C) the certificates delivered pursuant to this Agreement, (D) any transfer instrument or (E) any other certificate, document, writing or instrument delivered by such Seller pursuant to this Agreement;

(ii) any Breach of any covenant, obligation or agreement of such Seller in this Agreement or in any other certificate, document, writing or instrument delivered by such Seller pursuant to this Agreement;

(iii) any Liability of the Company based on facts, events or circumstances occurring before the Closing Date, or arising out of or in connection with the ownership and operation of the Company and the Assets and Business prior to the Closing, or facts and circumstances relating specifically to the Company and the Business existing at or prior to the Closing, respectively, whether or not such Liabilities or claims were known or unknown, absolute, accrued or contingent, on such date;

(iv) all Current Seller Liabilities and any Liability or Indebtedness of the Company not reflected on the Closing Statement;

(v) all Retained Liabilities;

(vi) all Current Litigation Matters;

(vii) any Liability of the Company to Sellers or any Related Person of Sellers;

(viii) any Liability of the Company resulting from, caused by, or arising in connection with the termination or assignment of any Excluded Contract; and

(ix) any claim by any Person for any brokerage or finder’s fee, commission or similar payment based upon any agreement or understanding alleged to have been made by such Person with any Seller in connection with this Agreement or any of the Contemplated Transactions.

(b) In addition to its indemnification obligations under Section 7.3(a), Seller hereby covenants and agrees that, to the fullest extent permitted by Legal Requirement, they will defend, indemnify and hold harmless the Buyer Indemnified Persons for, from and against any Adverse Consequences (including costs of cleanup, containment or other Remedial Action) arising out of acts or neglect occurring or conditions existing at or before Closing from or in connection with:

(i) any Environmental, Health and Safety Liabilities arising out of or relating to (A) the conduct of any activity by Seller, the Company, or their Related Persons, or any employee, contractor, agent or Representative thereof, or relating to the Business and Assets, of the Company; (B) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Assets, or the Business of the Company; or

(ii) any bodily injury (including illness, disability or death, regardless of when such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Asset, in any way arising from or allegedly arising from (A) any Hazardous Activity conducted by Seller, the Company or their Related Persons or any employee, contractor, agent or Representative thereof, or any other Person, with respect to the Business or the Assets; or (B) from any Hazardous Material that was Released or allegedly Released by Seller, the Company or their Related Persons, or any Person at any time on or prior to the Closing Date.

Buyer, either directly or through the Company, will be entitled to control any Remedial Action, any Proceeding relating to a claim that any Environmental Law has been violated and any other Proceeding with respect to which indemnity may be sought under this Section 7.3(b).

7.4 Limitations.

(a) For purposes of this Agreement, a Buyer Indemnified Person may only assert a claim for indemnification under Section 7 during the applicable period of time (the “Buyer Claims Period”) specified as follows:

(i) with respect to any claim arising out of (A) the Breach by such Seller of any representation, warranty, covenant or agreement contained in this Agreement or in any other agreement or instrument executed and delivered by any such Seller pursuant hereto relating to (1) such Seller’s authority or ability to enter into this Agreement, any related agreement and to consummate the Contemplated Transactions, (2) such Seller’s title to the Membership Interests of the Company being sold by it pursuant hereto and its ability to transfer the same to Buyer free and clear of all Liens, (3) the Company’ title to the Assets owned by such Company free and clear of all Liens, or (4) any Tax-related matter, (B) fraud, willful misrepresentation or willful misconduct, (C) any Current Seller Liability or Retained Liability, (D) any Liability for any Current Litigation Matter or any Liability that is not included on the Closing Statement, or (E) any indemnification clam made under Section 7.3(b) or pursuant to a Breach by such Seller of the representations and warranties set forth in Section 4.25, the Buyer Claims Period will commence on the date of this Agreement and continue until the date that is six (6) years after the Closing Date; and

(ii) with respect to any other indemnification claim made under Section 7.3 the Buyer Claims Period will commence on the date of this Agreement and continue until the date that is two (2) years after the Closing Date;

provided, however, that with respect to any such indemnification claim regarding the Breach by Seller of any obligation hereunder or under any related agreement that is intended to survive and continue after the Closing, the Buyer Claims Period will continue for as long as such obligation is outstanding.

(b) For purposes of this Agreement, a Seller Indemnified Person may only assert a claim for indemnification under Section 7.2 during the applicable period of time (the “Seller Claims Period”) commencing on the date of this Agreement and continuing until the date that is six (6) years after the Closing Date; provided, however, that with respect to any such indemnification claim regarding the Breach by Buyer of any obligation hereunder or under any related agreement that is intended to survive and continue after the Closing, the Seller Claims Period will continue for as long as such obligation is outstanding.

Notwithstanding anything to the contrary in this Section 7.4, if before 5:00 p.m. (eastern time) on the last day of the applicable Buyer Claims Period or Seller Claims Period, any Party against which an indemnification claim has been made hereunder has been properly notified in writing of such claim for indemnity hereunder and the basis thereof, including with reasonable supporting details for such claim (to the extent then known), and such claim has not been finally resolved or disposed of as of such date, then such claim will continue to survive and will remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.

(c) Sellers shall not have any liability for Adverse Consequences: (i) unless and until all claims for Adverse Consequences made by the Buyer Indemnified Persons aggregate at least Five Thousand Dollars ($5,000) (the "Basket"), in which case the Buyer Indemnified Persons shall be eligible for indemnification for Adverse Consequences in excess of the Basket, or (ii) or (ii) with respect to breaches of representations and warranties that are not subject to the six (6) year claim period under Section 7.4(a)(i), which in the aggregate exceed One Hundred Thousand Dollars ($100,000) (the "Rep Cap"). In the case of any and all claims for Adverse Consequences under Section 7.3, in no event shall the aggregate liability of a Seller for all such Adverse Consequences exceed the portion of the Deemed Aggregate Value allocated and issued to such Seller. A Seller may satisfy his or its indemnification obligations, in whole or in part, by surrendering to the Purchaser one or more Purchase Price Shares, which shall be valued at the Deemed Value Per Share (subject to appropriate adjustment for any stock split, stock dividend, reclassification or combination after the Closing) for purposes of indemnification.

The several nature of the Sellers’ indemnification obligations means that Winsness will owe 38%, Dahmes will owe 38%, Riebel will owe 20%, and Montgomery will owe 4% (reflecting their respective pre-Closing ownership percentages in the Company) of the amount of any indemnification amount owed by the Sellers pursuant to this Section 7 (for the avoidance of doubt, subject to the Basket, Rep Cap and time limitations and other provisions of this Section 7), except that the applicable Seller shall be responsible for 100% of (and the non-responsible Seller shall not be responsible for) any indemnification owed under Section 7.3(a)(i) in respect of a Breach of representations or warranties with respect to such Seller in Section 3.1 or owed under Section 7.3(a)(ii) in respect of a Breach of any covenant, obligation or agreement by such Seller.

7.5 Payment of Claims. A claim for indemnification may be asserted by written notice to the Party from whom indemnification is sought and will be paid promptly after such notice, together with satisfactory proof of Adverse Consequences or other documents evidencing the basis of the Adverse Consequences sought, are received.

7.6 Third-Party Claims.

(a) No later than ten (10) Business Days after receipt by a Person entitled to indemnity under Section 7.2 or 7.3 or 2.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such section (an “Indemnifying Person”) of the assertion of such Third-Party Claim and a copy of any writing by which, such Third-Party assertion is made. The failure to notify the Indemnifying Person will relieve the Indemnifying Person of any liability that it may have to any Indemnified Person to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 7.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person (provided, such counsel has appropriate experience in the subject matter relating to the claim). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 7.6(b) for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless: (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Section 7 and Section 2.4: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Section 7 and Section 2.4, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure); and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.7 This Section intentionally omitted.

7.8 Exclusive Remedies. The parties hereto (and, by their acceptance of the benefits under this Agreement, each of the Seller Indemnified Persons and the Buyer Indemnified Persons) hereby agree that, other than a claim for Adverse Consequences arising from (i) fraud and intentional misrepresentation against any party that committed such fraud or (ii) any breaches of any non-competition, non-solicitation, and confidentiality agreement, employment agreement, or equity grant agreement with Buyer or Parent or other claims related to employment after the Closing, their sole and exclusive remedy after the Closing Date with respect to any and all Adverse Consequences arising out of, resulting from or relating to any or all of this Agreement, any Ancillary Agreements or the transactions contemplated hereby or by this Agreement (other than with respect to any breaches of any non-competition, non-solicitation, and confidentiality agreement, employment agreement, or equity grant agreement with Buyer or Parent or other claims related to employment after the Closing) shall be pursuant to the indemnification provisions set forth in this Section 7. Accordingly, Parent and Buyer, on behalf of themselves and the other Buyer Indemnified Persons, acknowledge and agree that they may not bring any claim against any Seller, or any of their respective Representatives, other than an indemnification claim against the Sellers in accordance with this Section 7, with respect to any and all Adverse Consequences arising out of, resulting from or relating to this Agreement, any Ancillary Agreement or the transactions contemplated by this Agreement (other than with respect to (i) fraud and intentional misrepresentation against any party that committed such fraud or (ii) any breaches of any non-competition, non-solicitation, and confidentiality agreement, employment agreement, or equity grant agreement with Buyer or Parent or other claims related to employment after the Closing). “Ancillary Agreements” means the (A) Schedules, (B) the certificates delivered pursuant to this Agreement, (C) any transfer instrument or (D) any other certificate, document, writing or instrument delivered pursuant to this Agreement.

Section 8
TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

8.1 Tax Indemnification. Sellers shall indemnify the Company, Buyer, and each Related Person of Buyer and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (a) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), and (b) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing. Sellers shall reimburse Buyer for any Taxes of the Company which are the responsibility of such Seller or the Company pursuant to this Section 8.1 within fifteen (15) business days after payment of such Taxes by Buyer or the applicable Company. Buyer shall indemnify such Seller and hold ~~it~~ him harmless from and against any loss, claim, liability, expense or other damage attributable to Buyer’s failure to timely file complete and accurate Tax Returns pursuant to Section 8.3, except that Buyer shall pay all employment and withholding taxes with respect to the period from and after September 5, 2017.

8.2 Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the applicable Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the applicable Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

8.3 Responsibility for Filing Tax Returns. Sellers shall prepare or cause to be prepared at Seller~~s~~’ cost and file or cause to be filed the income Tax Returns related to the Pre-Closing Period, but shall provide a copy of such return to Buyer at least ten (10) days prior to the filing deadline and give Buyer an opportunity to provide comments with respect to such Tax Returns. Buyer shall prepare or caused to be prepared at Buyer's cost and file or caused to be filed all other Tax Returns for the Company which are filed after the Closing Date.

8.4 Cooperation on Tax Matters.

(a) Buyer and its Related Persons and Seller and its Related Persons shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to Section 8.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer (and Buyer shall cause the Company), and Seller agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Seller and Buyer shall cause the Company to, as the case may be, shall allow the other Party to take possession of such books and records.

(b) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Buyer and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

(d) The parties hereto agree that the issuance of the Purchase Price Shares in exchange for the membership interest in the Company constitutes a tax-free exchange under Code Section 368 and shall file all tax returns accordingly and shall not tax any contrary position in any Tax return or Tax Proceeding.

8.5 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability or right to any benefit thereunder with respect to any period.

8.6 Certain Taxes and Fees. Except as otherwise provided in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid shared by the Buyer and the Sellers and paid when due, and Sellers will, at Sellers own expense file all necessary Tax Returns and other documentation to be filed by the Sellers with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Related Persons to, join in the execution of any such Tax Returns and other documentation.

8.7 Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or the Company, and any amounts credited against Tax to which the Buyer or the Company become entitled, that relate to Pre-Closing Tax Periods shall be for the account of the Sellers, and, so long as no default or deficiency is then due from Sellers to Buyer under Section 7 and Section 8, Buyer shall pay over to Sellers any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

8.8 Transaction Related Taxes. All local, state and federal taxes due or becoming due as a result of the transactions contemplated hereby shall be paid by Sellers.

Section 9
MISCELLANEOUS

9.1 Expenses. Each of Buyer and Sellers will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Contemplated Transaction, and Sellers shall also bear the costs and expenses of the Company (including all of their legal fees and expenses) in connection with this Agreement and the Contemplated Transactions. Sellers shall also bear the costs and expenses incurred solely in connection with the transfer of the Membership Interests to Buyer, if any. Sellers shall be responsible for all federal and state income or similar taxes imposed on Sellers as a result of the Contemplated Transaction hereby.

9.2 Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and will be deemed duly given and received (i) if personally delivered, when so delivered, (ii) if mailed, three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if sent by electronic facsimile, once transmitted to the fax number specified below and the appropriate telephonic confirmation is received, provided that a copy of such notice, request, demand, claim or other communication is promptly thereafter sent in accordance with the provisions of clause (ii) or (iv) hereof, or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the Business Day following being so sent:

(a)	To Buyer:

Attis Innovations, LLC

One Glenlake Parkway, NE

Suite 900

Atlanta Georgia 30328

Attn: Jeffrey S. Cosman

Email: jsc@jscosinc.com

Phone: (724) 799-4305

with a copy (which will not constitute valid delivery to Buyer) to:

Richard J. Dreger, Attorney at Law, P.C.

11660 Alpharetta Highway

Building 700, Suite 730

Roswell, Georgia 30076

Attn: Richard J. Dreger, Esq.

Email: Rick@rdregerlaw.com

Phone: (678) 566-6901

(b)	To Parent:

Meridian Waste Solutions, Inc.

One Glenlake Parkway, NE

Suite 900

Atlanta Georgia 30328

Attn: Jeffrey S. Cosman

Email: jsc@jscosinc.com

Phone: (724) 799-4305

with a copy (which will not constitute valid delivery to Parent) to:

Richard J. Dreger, Attorney at Law, P.C.

11660 Alpharetta Highway

Building 700, Suite 730

Roswell, Georgia 30076

Attn: Richard J. Dreger, Esq.

Email: Rick@rdregerlaw.com

Phone: (678) 566-6901

(c)	To Sellers:

David Winsness

2125 McFarlin Lane

Milton, GA 30004

Email: davidjwinsness@gmail.com

Phone: (410) 916-1800

with a copy (which will to constitute valid delivery to Seller) to:

Brian R. Aho

Aho Law Office, P.A.

5721 La Centre Ave. Suite 308

PO Box 168

Albertville, MN 55301

Email: Brian@aholawoffice.com

Phone: (612) 308-3818

Forrest Dahmes

c/o Dahmes Stainless, Inc.

526 4th Ave SW

New London, MN 56273

Email: Forrestdahmes@dahmes.com

Phone: (320) 354-5711

with a copy (which will to constitute valid delivery to Seller) to:

Brian R. Aho

Aho Law Office, P.A.

5721 La Centre Ave. Suite 308

PO Box 168

Albertville, MN 55301

Email: Brian@aholawoffice.com

Phone: (612) 308-3818

Michael Riebel

110 Deer Place

Mankato, MN 56001

Email: strataglass3d@yahoo.com

Phone: (507) 720-9860

with a copy (which will to constitute valid delivery to Seller) to:

Brian R. Aho

Aho Law Office, P.A.

5721 La Centre Ave. Suite 308

PO Box 168

Albertville, MN 55301

Email: Brian@aholawoffice.com

Phone: (612) 308-3818

Robert Montgomery

322 Butman Road

Lowell, MA 01852

with a copy (which will to constitute valid delivery to Seller) to:

Brian R. Aho

Aho Law Office, P.A.

5721 La Centre Ave. Suite 308

PO Box 168

Albertville, MN 55301

Email: Brian@aholawoffice.com

Phone: (612) 308-3818

Either Party may give any notice, request, demand, claim or other communication hereunder using any other means (including, without limitation, electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given or received unless and until it actually is received by the Party for which it is intended and the notifying Party can provide evidence of such actual receipt. Either Party may change its address for the receipt of notices, requests, demands, claims and other communications hereunder by giving the other Party notice of such change in the manner herein set forth.

9.3 Waiver; Remedies Cumulative. The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Legal Requirement: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by another Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.4 Entire Agreement and Modification. This Agreement (including the Schedules and Exhibits hereto and the other agreements and instruments to be executed and delivered by the Parties pursuant hereto) constitutes the entire and final agreement among the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, commitments, communications and representations made among the Parties, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

9.5 Assignments; Successors; No Third-Party Rights. No Party may assign any of its rights or delegate or cause to be assumed any of its obligations under this Agreement without the prior written consent of each other Party, except that Buyer may assign any of its rights hereunder to, and cause all of its obligations hereunder to be assumed by, any Related Person without the consent of Sellers, provided that Buyer shall remain liable for such obligations. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 9.5. Notwithstanding anything to the contrary in this Section 9.5 or otherwise, Buyer shall at all times have all rights and remedies granted to Buyer pursuant to Section 5.6.

9.6 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, is held to be unenforceable or invalid by any Governmental Body or arbitrator or under any Legal Requirement, the Parties will negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose, intent and commercial effect of such provision and of this Agreement. In any event, the invalidity of any provision of this Agreement or portion of a provision will not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

9.7 Dates and Times. Dates and times set forth in this Agreement for the performance of the Parties’ respective obligations hereunder or for the exercise of their rights hereunder will be strictly construed, time being of the essence of this Agreement. All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by any Party of any action, covenant, agreement, obligation or notice hereunder will mean and refer to calendar days, unless otherwise expressly provided. Except as expressly provided herein, the time for performance of any obligation or taking any action under this Agreement will be deemed to expire at 5:00 p.m. (eastern time) on the last day of the applicable time period provided for herein. If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by any Party, or for the occurrence of any event provided for herein, is a day other than a Business Day, then the date for such performance, delivery, completion, observance or occurrence will automatically be extended to the next Business Day following such date.

9.8 Governing Law. This Agreement will be governed by and construed under the laws of the State of Georgia without regard to conflicts-of-laws principles that would require the application of any other law.

9.9 Dispute Resolution; WAIVER OF JURY TRIAL.

(a) Any dispute or difference between or among any of the Parties arising out of or in connection with this Agreement or the Contemplated Transactions, including without limitation any dispute for indemnification under Section 2.4, Section 7 or 8, which such Parties are unable to resolve themselves shall be submitted to and resolved by arbitration before a single arbitrator, for amounts in dispute under Two Hundred Thousand and 00/100 Dollars ($200,000.00) and otherwise before a panel of three (3) arbitrators, which arbitration shall be governed by and enforceable under the Federal Arbitration Act, as supplemented or modified by the provisions of this Section 9.9. The arbitrator(s) will consider the dispute at issue in Atlanta, Georgia within one hundred twenty (120) days (or such other period as may be acceptable to the Parties to the dispute) of the designation of the arbitrator. The arbitrator(s) will deliver a written award, including written findings of fact and conclusions of law, with respect to the dispute to each of the arbitrating Parties, who will promptly act in accordance therewith. In no event will the arbitrator(s) have the power to award damages in connection with any dispute in excess of actual compensatory damages. In particular, the arbitrator(s) may not multiply actual damages or award consequential, indirect, special or punitive damages, including, without limitation, damages for lost profits or loss of business opportunity. Any award of the arbitrator(s) will be final, conclusive and binding on the arbitrating Parties; provided, however, that any such Party may seek the vacating, modification or correction of the arbitrator(s)’ decision or award as provided under Section 10 and Section 11 of the Federal Arbitration Act 9 U.S.C. §1-14. Any Party to an arbitration proceeding may enforce any award rendered pursuant to the arbitration provisions of this Section 9.9 by bringing suit in any court of competent jurisdiction. All costs and expenses attributable to the arbitrator(s) will be allocated between the Parties to the arbitration in such manner as the arbitrator(s) determine to be appropriate under the circumstances. Any Party may file a copy of this Section 9.9 with any arbitrator or court as written evidence of the knowing, voluntary and bargained agreement among the Parties with respect to the subject matter of this Section 9.9.

EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BUYER TO ENTER INTO THIS AGREEMENT.

9.10 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail in PDF format will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or by electronic mail in PDF format will be deemed to be their original signatures for all purposes.

9.11 Specific Performance. Sellers acknowledge~~s~~ and agree~~s~~ that Buyer would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that Buyer shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which Buyer may be entitled, at law or in equity. In particular, Sellers acknowledge that the Business of the Company is unique and recognize and affirm that in the event Sellers Breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(See following page for execution signatures)

IN WITNESS WHEREOF, the Parties hereto have executed this Membership Interest Purchase Agreement as of the Effective Date, intending to be legally bound.

“BUYER” or “PURCHASER”:

ATTIS INNOVATIONS, LLC,
a Georgia limited liability company

By:
Name:
Title:

“PARENT”:

MERIDIAN WASTE SOLUTIONS, INC., a New York corporation

By:
Name:
Title:

“SELLERS”:

David Winsness, individually

Forrest Dahmes, individually

Michael Riebel, individually

Robert Montgomery, individually

SCHEDULE 1.1(a)
DEFINED TERMS

“Accounts Receivable” means (i) all trade and other accounts receivable and other rights to payment from past or present customers of the Company, and the full benefit of all security for such accounts or rights to payment, including all trade and other accounts receivable representing amounts receivable in respect of services rendered to customers of the Business, and (ii) any claim, remedy or other right related to any of the foregoing.

“Advanced Lignin Biocomposites” has the meaning set forth in the Background Facts.

“Adverse Consequences” means all actions, suits, Proceedings, hearings, investigations, charges, complaints, claims, demands, diminutions in value, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement or claims, obligations, Taxes, Liens, losses, interest, expenses (including costs of investigation and defense), any other Liability and fees, including court costs and reasonable attorneys’ fees and expenses, whether or not involving a Third-Party Claim.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the preface.

“Approvals” has the meaning set forth in Section 6.1(h).

“Assets” has the meaning set forth in Section 4.7.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant, obligation or agreement, in or of this Agreement or any other Contract, agreement or instrument (whether or not related to this Agreement), or in or of any corporate, Company or partnership organizational document or agreement, any Governmental Authorization, Order or Legal Requirement, or any other breach of any written instrument, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business” or “Business” has the meaning set forth in the Background Facts.

Business Day” means any day other than a Saturday or Sunday or any other day on which banks in Tennessee are permitted or required by Legal Requirement to be closed.

“Buyer” has the meaning set forth in the preface.

“Buyer Claims Period” has the meaning set forth in Section 7.4(a).

“Buyer Indemnified Persons” has the meaning set forth in Section 7.3.

“CERCLA” has the meaning set forth in Section 4.25.

“Closing” and “Closing Date” has the meaning set forth in Section 2.3.

“Closing Statement” has the meaning set forth in Section 6.1(j).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” mean’s Parent’s common stock, par value of $0.025 per share

“Company” or “Company” has the meaning set forth in the Background Facts.

“Company Contracts” has the meaning set forth in Section 4.18(a).

“Company Documents” has the meaning set forth in Section 5.1.

“Confidential Information” has the meaning set forth in Section 5.5(a).

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Contract” means any agreement, contract, license, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Current Litigation Matters” has the meaning set forth in Section 4.20.

“Current Seller Liabilities” or “Current Seller Liability” has the meaning set forth in Section 2.4(a).

“Disclosure Schedule” has the meaning set forth in the introductory paragraph to Section 4.

“Effective Date” has the meaning set forth in the preface.

“Employee Benefit Plan” means all “employee benefit plans” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by the Company or any other corporation or trade or business controlled by, controlling or under common control with Sellers (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of the Company or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environment” means soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any and all costs, damages, Adverse Consequences, expenses, Liabilities and/or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to (i) any environmental, health or safety matter or condition (including on-site or off-site contamination, and/or occupational safety and health regulation of any chemical substance or product), (ii) any fine, penalty, judgment, award, settlement, Proceeding, damages, Adverse Consequence, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law, (iii) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages, and/or (iv) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law. For purposes of this definition, the terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law” means any Legal Requirement that requires or relates to (i) advising appropriate Governmental Bodies, employees or the public of any intended Release, actual Release or Threat of Release of pollutants or Hazardous Materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment, (ii) preventing or reducing to acceptable levels the Release of pollutants or Hazardous Materials into the Environment, (iii) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated, (iv) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of, (v) protecting resources, species or ecological amenities, (vi) reducing to acceptable levels the risks inherent in the transportation of pollutants, Hazardous Materials or other potentially harmful substances, (vii) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention, (viii) making responsible Persons pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or (ix) governing or regulating any Hazardous Activities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code Section 414.

“Excluded Assets” has the meaning set forth in Section 5.2.

“Financial Statements” has the meaning set forth in Section 4.11(a).

“FIRPTA Affidavit” has the meaning set forth in Section 6.1(m).

“GAAP” means generally accepted accounting principles as in effect in the United States of America, as determined by the Financial Accounting Standards Board from time to time, applied on a consistent basis as of the date of any application thereof.

“Governmental Authorization” means any zoning approvals, permits (including the Permits), franchise rights, rights-of-way, Consent, license, permission, registration, permit or other right or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement and all pending applications therefor or renewals thereof.

“Governmental Body” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction, (ii) federal, state, county, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), (iv) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, (v) Indian tribal authority, (vi) multinational organization or body, or (vii) official of any of the foregoing.

“Hazardous Activity” means, with respect to any Person (including any Party or the Company or their Related Persons), the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any Property or other facility or real property owned, leased, operated or otherwise used by such Person or any of its contractors in connection with the conduct of the business of such Person, or from any other asset of such Person, into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property, whether on or off the aforementioned Properties, facilities or other real property, beyond what is authorized by any Environmental Law relating to the business of such Person.

“Hazardous Material” means any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Indebtedness” means (a) any indebtedness (including all accrued interest) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise, (d) any commitment by which the Company assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness guaranteed in any manner by the Company (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Company assures a creditor against loss, (g) any TRAC or synthetic leases; (h) any indebtedness secured by a Lien on the Assets of the Company, (i) any unsatisfied obligation for “withdrawal liability” to a “Multiemployer Plan” as such terms are defined under ERISA, (j) the deficit or negative balance, if any, in the Company’s checking account and (k) any credit card debt.

“Indemnified Person” has the meaning set forth in Section 7.6.

“Indemnifying Person” has the meaning set forth in Section 7.6.

“Insolvent” means being unable to pay debts as they mature, or as obligations become due and payable.

“Insolvency Laws” means any bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirement affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

“IRS” means the United States Internal Revenue Services and, to the extent relevant, the United States Department of the Treasury.

“Inspection Period” has the meaning set forth in Section 5.2.

“Insurance Policies” or “Insurance Policy” has the meaning set forth in Section 4.28.

“Intangible Personal Property” means all intangible property used or held for use by the Company, of whatever type or description, including (a) the business as a going concern (b) goodwill of the Company (c) all files, records and correspondence (d) telephone numbers, telecopy numbers (e) all rights in Internet web sites and Internet domain names presently used by Seller or the Company, and links; (f) all registered and unregistered copyrights in both published works and unpublished works, (g) the “Advanced Lignin Biocomposites,” and “ALB” names, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications, and (h) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints; and (f) all right, title and interest in and to all Company Documents, Company Contracts, and all Permits, Governmental Authorizations, Approvals, Consents, licenses and other permits and approvals of the Company.

“Intellectual Property Assets” has the meaning set forth in Section 4.27.

“Knowledge” means when used to qualify a representation, warranty or other statement of a Party to this Agreement, (i) the knowledge that management of the Party actually has with respect to the particular fact or matter that is the subject of such representation, warranty or other statement, and (ii) the knowledge that management of the Party could reasonably be expected to have as prudent and responsible owners and operators of the assets and the Business of such Party, or in the case of Seller, the ownership and operation of the Company, after having conducted a reasonably comprehensive inquiry or investigation with respect to the fact or matter that is the subject of such representation, warranty or other statement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, member, manager, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” means with respect to any Person (including any Party), any Indebtedness, liability, penalty, damage, loss, cost or expense, obligation, claim, deficiency, or guaranty of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, including any liability for Taxes.

“Lien” means with respect to any Person, any mortgage, right of way, easement, encroachment, any restriction on use, servitude, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, community or other marital property interest, condition, equitable interest, encumbrance, license, covenant, title defect, option, or right of first refusal or offer or similar restriction, voting right, transfer, receipt of income or exercise of any other attribute of ownership, except for any liens for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established and accrued on the financial statements of such Person in accordance with GAAP.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the Business, Assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company, taken as a whole, including the ability for the Company to own, construct, operate and develop the Assets and the Business in Buyer’s sole discretion, the transfer or issuance to the Company, if applicable, of any Permit, Consent, Governmental Authorization, license or other permit or approval contemplated by this Agreement, or on the ability of Seller consummate timely the Contemplated Transactions (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof), except for any adverse change or event arising from or relating to (a) general economic conditions or conditions which generally affect the Business of the Company and the industry in which the Company competes and (b) public or industry knowledge of the Contemplated Transactions.

“Membership Interests” has the meaning set forth in Section 2.1.

“Most Recent Financial Statements” has the meaning set forth in Section 4.11(a).

“Most Recent Fiscal Month End” has the meaning set forth in Section 4.11(a).

“Most Recent Fiscal Year End” has the meaning set forth in Section 4.11(a).

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance Company), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the ordinary course of business only if that action (i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (ii) does not require authorization by the board of directors, owners, shareholders, interest holders, members or managers of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature, and (iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person).

“Organizational Documents” means: (i) with respect to a corporation, the certificate or articles of incorporation and bylaws; (ii) with respect to any other Person any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (iii) any operating agreement, partnership agreement, shareholder agreement or similar agreement and (iv) any amendment to any of the foregoing.

“Party” or “Parties” has the meaning set forth in the preface.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock holding company, a trust, a joint venture, an unincorporated organization, any other business entity, joint venture or other entity Governmental Body (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Period” has the meaning set forth in Section 8.1.

“Principal Market” means the principal market on which the Common Stock is traded

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body, court, or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Shares” has the meaning set forth in Section 2.2a.(i).

“Real Property Laws” has the meaning set forth in Section 4.16(c).

“Related Person” means:

(i) with respect to a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (C) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii) with respect to a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; and (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

(iii) For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” means all actions, including any capital expenditures, required or voluntarily undertaken (i) to clean up, remove, treat or in any other way address any Hazardous Material or other substance, (ii) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment, (iii) to perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) to bring the Properties and the operations conducted (or to be conducted) thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restrictive Covenants Agreement” has the meaning set forth in Section 6.1(l).

“Retained Liabilities” has the meaning set forth in Section 2.4(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meanings set forth in the preface.

“Seller Claims” has the meaning set forth in Section 5.12

“Seller Claims Period” has the meanings set forth in Section 7.4(b).

“Seller Indemnified Persons” has the meaning set forth in Section 7.2.

“Seller Releasing Parties” has the meaning set forth in Section 5.12.

“Straddle Period” has the meaning set forth in Section 8.2.

“SWDA” has the meaning set forth in Section 4.25.

“Tangible Personal Property” means all tangible personal property used or useful in the Business, including all machinery, equipment, scales, compactors, containers, bailers, tools, spare parts, furniture, office equipment, computer hardware, supplies, materials, vehicles, trade fixtures and other items of tangible personal property of every kind owned or leased by the Company (wherever located and whether or not carried on the books of the Company or Seller), together with any express or implied warranty by the manufacturers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Claim” means any claim, issuance of any Order or the commencement of any Proceeding by any Person who is not a Party to this Agreement, including a Related Person of a Party, any domestic or foreign court, or Governmental Body.

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Trading Day” means any day during which the Principal Market shall be open for business.

“VWAP” means, for a particular date, the volume-weighted average price of the Common Stock on the Principal Market on which the Common Stock is traded for a particular Trading Day as reported by Bloomberg.

“WARN” has the meaning set forth in Section 4.21.

“Wiring Instructions” has the meaning set forth in Section 2.2(a).